Ten Stix CEO Evaluating Opportunities in Motor Sports Industry
        - Fast Growing Sport Attracts Boomers with Discretionary Income -

Scottsdale, AZ, October 20, 2004 (BUSINESS WIRE) - David Keaveney, CEO of Ten Stix, Inc. (OTCBB: TNTI) announced today that he is evaluating multiple opportunities in the motor sports industry that could provide a new direction for the company.

With attendance growth being more than triple that of the NFL, Major League Baseball, NHL or the NBA, motor sports is the fastest growing sport in the world. Fortune 500 companies participate in and sponsor motor sports events, drivers and advertising more than any other sport and with good reason:

o Auto racing has the longest season of any professional sport o 20% growth in network and cable television since 1995 o 65% attendance growth since 1995 o In 2000 the Indianapolis 500 generated $102.4 million in sponsorship exposure

Keaveney commented, "In less than a decade the industry has transformed into a family leisure alternative reaching every walk of life with popular products such as novelty items, apparel and miniature replicas of almost every motor vehicle. Car clubs, exhibition events and innovative websites provide opportunities for product and service sales in selected niche markets. The tremendous popularity and robust growth figures of the motor sports industry, coupled with my prior experience with exotic car ventures, are opportunities being considered for a new direction to increase shareholder value."

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

SOURCE: Ten Stix, Inc.

Contact David Keaveney (480) 419-8607